UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 4, 2005

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On May 3, 2005, American Tower Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SpectraSite, Inc. (“SpectraSite”) providing for, among other things, the merger of SpectraSite with a wholly owned subsidiary of the Company (the “Merger”). Under the terms of the Merger Agreement, each share of SpectraSite common stock will be converted into the right to receive 3.575 shares of the Company’s Class A common stock. Based on the closing price of the Company’s stock on May 3, 2005, this exchange ratio equals $61.53 per share. The Company will issue approximately 181.0 million shares in the transaction. The transaction is expected to be tax free for U.S. federal income tax purposes for shareholders of both companies.

Consummation of the Merger is subject to certain conditions, including approval by the Company’s shareholders, approval by SpectraSite’s shareholders, receipt of regulatory approvals and other customary closing conditions. The transaction is expected to close in the second half of 2005.

The Company issued a press release announcing the Merger on May 4, 2005. A copy of that press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which the Company expects to file with the SEC on or around May 5, 2005.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

99.1	Press release, dated May 4, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION
(Registrant)

Date:	May 4, 2005	By:	/s/ BRADLEY E. SINGER
Bradley E. Singer
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated May 4, 2005.